EXHIBIT 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Cadmus Communications Corporation

Ratio of Earnings to Fixed Charges

	Fiscal Year Ended June 30,
Dollars in Thousands	2004	2003	2002	2001	2000
Earnings:
Pretax income (loss) from continuing operations (1)	$10,776	$5,077	$9,882	$(7,177)	$(18,201)

Fixed Charges:
Interest expensed and amortized deferred financing costs (2)	14,192	14,602	16,093	19,666	23,002
Securitization costs	296	634	1,110	2,748	1,489
Interest capitalized	86	82	49	220	167
Estimate of interest within rental expense	2,860	2,555	2,376	2,807	2,807
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—

Total Fixed Charges	17,434	17,873	19,628	25,441	27,465

Amortization/depreciation of capitalized interest	221	308	341	348	317
Distributed income of equity investees	—	—	—	—	—
Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—

Less:
Interest capitalized	(86)	(82)	(49)	(220)	(167)
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—

Total Earnings, as defined	28,345	23,176	29,802	18,392	9,414

Fixed Charges:
Interest expensed and amortized deferred financing costs (2)	14,192	14,602	16,093	19,666	23,002
Securitization costs	296	634	1,110	2,748	1,489
Interest capitalized	86	82	49	220	167
Estimate of interest within rental expense	2,860	2,555	2,376	2,807	2,807
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—

Total Fixed Charges, as defined	$17,434	$17,873	$19,628	$25,441	$27,465

Ratio of Earnings to Fixed Charges	1.63	1.30	1.52	- (3)	- (4)

(1)	Excludes discontinued operations and cumulative effect of a change in accounting principle.
(2)	Amortized premiums, discounts and capitalized expenses related to indebtedness included in interest expense.
(3)	Earnings were inadequate to cover fixed charges with a deficiency of $7.0 million, primarily due to the impact of restructuring and other charges on earnings in fiscal 2001.
(4)	Earnings were inadequate to cover fixed charges with a deficiency of $18.1 million, primarily due to the impact of restructuring and other charges on earnings in fiscal 2000.